EXHIBIT 99(b)
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INSILCO HOLDING CO
FIRST QUARTER - 2001 CONFERENCE CALL
5/11/01  1:00 PM ET

OPERATOR READS:
Good morning and thank you all for holding. Welcome to the Insilco Holding Company's first quarter 2001 earnings conference call. At this time I would like to inform all parties that your lines will be placed in a listen only mode until the question and answer segment of today's call. I would also like to inform all parties that this call is being recorded at the request of Insilco management. If you have any objections you may disconnect at this time.

Before beginning today's call, the management and legal counsel of Insilco have asked me to caution you that:

Certain statements they are making today about future financial results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements made during this call, other than statements of historical facts, regarding the Company's strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company has included important factors in the cautionary statements included or incorporated in its Form 10-K and in its press releases that the Company believes could cause actual results or events to differ materially from the forward-looking statements made. Please refer to these documents for further information.

After today's call, David Kauer, Insilco President & CEO, and Mike Elia, Insilco Chief Financial Officer will conduct a Q&A session to answer any questions that you may have. I will now turn over the call to this morning's conference leader, David Kauer.

DAVE:

     o Good morning. Thank you for taking the time to call in & your interest in Insilco.

     o   Joining me today is Mike Elia, Insilco SVP and CFO.

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     1.  For those interested, this call is being webcast simultaneously, and an audio replay of this call will be available through our web site shortly after we conclude; www.insilco.com
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     2.  For those of you that may not have received our Q1 earnings release, please contact Ellen Richards at (614) 791-3139 and she will get a copy over to you or you can go to our website or to www.prnewswire.com to download a copy.

     3.  Today we will:

         a. Discuss current trends and performance in each of our business units for the first quarter of 2001.

         b. I'll then turn it over to Mike who will cover consolidated financial results

         c. And then we will discuss our business based on current industry and economic trends.

         d.  Finally, we'll wrap-up with a brief Q&A session

     4. Our performance in the current quarter reflects the widely publicized slump in the telecommunications sector, and to a lesser degree, the overall economic slowdown.

     5. Our largest telecommunications customers are managing their way through excessive inventory levels and declining orders from emerging service providers, who are themselves having serious financial difficulties.

     6. We experienced the steepest decline in our custom assembly segment where demand dropped sharply for our highest-margin, custom cable assemblies used by OEM optical and networking equipment customers.

     7. In fact, Nortel our largest customer in this segment reported publicly that their inter-city optical business revenues sank 30% in the 1Q01, including a 63% drop in North America.

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     8.  As a result, our Q1 pro forma sales in this sector alone were down 66%
         from a year ago to $9.6 million.

     9. Unfortunately, at the same time as the telcom slump, the general economic weakness has created cautious spending and a resulting drop in demand from other technology related customers, and from the automotive electronics segment, as well.

     10. This has impacted sales in both the Passive Components and Precision Stampings segments.

     11. We did take decisive action when we realized the extent of the slump.

     12. As we reported in the press release, since September 30, 2000 and including the InNet acquisition, we have reduced our full-time employment headcount and contract personnel by over 1,000 in North America and 4,300 worldwide (or 42% of the total workforce).

     13. We are moving aggressively to take out other costs and we are severely limiting all expenditures.

     14. We are actively developing plans to consolidate of manufacturing facilities, and to take advantage of our lower cost off-shore production facilities.

     15. Despite the measures already completed, there just wasn't any way to overcome such a significant drop in sales. We, I'm sure along with you, recognize that we can't cut costs as a way out of the slump. But these actions will help us weather this difficult market.

     16. Despite the weak quarter, we were, however, in compliance with our bank loan covenants as of quarter end.

     17. Mike Elia will now review actual results and then we'll talk about where we are right now and where we go from here.

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MIKE:

     18. Thanks Dave. My comments on first quarter results will focus on our continuing operations on a pro forma basis. That is, excluding divestitures from both periods and including performance from acquisitions in both periods.

     19. On a pro forma basis, net sales were down 25% to $80 million from $106.1 million a year ago in Q1. The decline is principally the result of the macro economic conditions Dave discussed earlier.

     20. Our biggest sales decline was in our Custom Assemblies segment, which is down 34% and includes a 66% decline in higher margin, custom assemblies for optical networking equipment.

     21. The decline in custom assemblies for optical networking equipment was partially offset by higher sales of DSL and GPS assemblies, which in total were up 9%.

     22. Sales of Precision Stampings were down 19% as automotive OEMs cut first quarter production rates and electronics and telecommunications component manufacturers cut first quarter production in response to excess inventory levels.

     23. Passive Component sales were down 8% with connectors and integrated magnetic product sales down 5% and transformer sales down 13%. Again due to the product cuts made by electronics and telecommunications OEMs in the first quarter in response to excess inventory levels.

     24. As you can imagine, margins were also under considerable pressure across all business segments, in part due to the rapid decline in sales and higher sales mix of lower margin products.

     25. Pro forma EBITDA, excluding acquisition related incentives, for the current quarter was $8.6 million, off nearly 60%, versus the $21.1 million recorded a year ago. Including these expenses, pro forma first quarter 2001

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         EBITDA was $7.3 million versus $17.7 million in 2000. Again, the greatest impact was the decline in EBITDA from the optical networking segment, which was off about 59%.

     26. None of the business units reported a loss on an EBITDA basis, however, all of the units experienced declining margins.

     27. On a reported basis, the company reported a net loss before discontinued operations of $7.3million, compared to a loss of $3.7 million recorded a year ago.

     28. Net interest expense was $12.2 million, compared to $12.3 million a year ago.

     29. Depreciation and amortization expense was $5.1 million, compared to $3.0 million last year, reflecting higher amortization of the acquired businesses.

     30. In the first quarter of 2001, we reduced net working capital approximately $14.2 million from December 31, 2001. Acquisition related incentives earned in 2000 relating to the TAT and Precision Cable acquisitions were paid at the beginning of April.

     31. From a liquidity perspective, as of May 10, 2001 we had approximately $30 million of cash and borrowing availability and maintained net operating company debt of approximately $315 million. Operating Company debt consists of $37.5 million of revolver debt, $182.6 million in term loans, $120 million of the 12% Senior Subordinated Notes.

     32. At the Holding Company level, as of March 31, 2001, we had $98.5 million in 14% Discount Notes and $49 million in 15% PIK Preferred Stock.

     33. I'll turn it back over to Dave for a wrap up and then we'll open up the call for your questions.

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DAVE:

     34. Thanks, Mike.

     35. Currently, visibility is quite short. While we have experienced increased quote activity in recent weeks and are encouraged by the receipt of some new business awards, we believe we'll continue to be impacted in the short term.

     36. As we said in our release, we expect our OEM customers to face continued weakness in their markets and delays in reducing their excessive inventory levels. Therefore, we do not expect results to improve in the second quarter.

     37. Moreover, these circumstances make it difficult to predict how long these market conditions may persist. Therefore, in light of the current business situation, we will continue to work closely with our lenders to ensure we deal effectively with any potential liquidity or covenant issues.

     38. Although we have no way of knowing how long the downturn will last, I can assure you that we are focused on the issues and are taking the actions necessary to weather it.

     39. More importantly, we're confident in the long-term prospects of our businesses, and believe that our operating strategy, customer relationships and market positions are sound.

     40. We thank you for participating this afternoon and will now turn the call back to the operator who will assist us in taking your questions.

     41. Operator....





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